Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:
Investment Community	News Media

JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer &	Senior Vice President
Treasurer	Public Affairs
(702) 693-8877	(702) 891-7147
MGM MIRAGE REPORTS RECORD SECOND QUARTER RESULTS
Mandalay Merger Immediately Accretive, Strong Operating Trends Continue
Las Vegas, Nevada, July 28, 2005 — MGM MIRAGE (NYSE: MGM) today reported its second quarter 2005 financial results. Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) increased to $0.46 in the second quarter of 2005, the Company’s highest quarterly Adjusted EPS ever, and significantly better than the $0.37 earned in the second quarter of 2004.1 The strong earnings reflect the April 25, 2005 addition of Mandalay Resort Group’s (“Mandalay”) portfolio of resorts, which had an immediate positive impact on earnings, and continued strength in core hotel and gaming operations. Net revenues increased 60% to $1.7 billion for the quarter. Same-store net revenues were $1.2 billion for the quarter, up 11% over prior year. References in this release to “same-store” results reflect the Company’s operations excluding the newly acquired Mandalay resorts.
Second quarter REVPAR (revenue per available room) at the Company’s Las Vegas Strip resorts increased 15% over the prior year on a same-store basis, marking the sixth straight quarter of double-digit REVPAR growth. On a same-store basis, table games volume, including baccarat, increased 3% in the quarter and slot revenue increased 7%.
Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, property transactions, tax adjustments and gains or losses on early retirement of debt.2 On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations increased to $0.48 in the 2005 quarter from $0.35 in the second quarter of 2004. GAAP diluted EPS, including the results of discontinued operations, was $0.48 in the 2005 period versus $0.36 in 2004.
“We are very pleased with the early results from the Mandalay resorts and the continued positive momentum across all of our operations,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “We continue to work on integration initiatives and growth plans for our resorts, all with the intent of continuing the revenue and profit growth trends we’ve experienced over the past several quarters.”

Second Quarter 2005 Company Highlights
•	Generated net revenues of $1.7 billion; on a same-store basis, net revenues were $1.2 billion, up 11% from 2004;

•	Produced property-level EBITDA[3] of $567 million, an all-time Company record for any quarter; on a same-store basis, property-level EBITDA (excluding Monte Carlo when 50%-owned) was $394 million, up 6% over prior year; operating income was $378 million in the quarter versus $261 million in 2004;

•	Closed the Mandalay merger on April 25, 2005, with total consideration of $7.3 billion;

•	Reduced debt by $513 million since the close of the Mandalay merger;

•	Invested $121 million of capital in the Company’s resorts;

•	Invested an additional $177 million in MGM Grand Paradise, of which the Company owns 50%, which broke ground on the $975 million MGM Grand Macau hotel and casino;

•	Entered into a definitive management agreement with the New York Racing Association (“NYRA”) under which the Company will develop and manage a 4,500-unit video lottery terminal (“VLT”) facility at NYRA’s Aqueduct racetrack;

•	Completed a 2-for-1 stock split, effected in the form of a 100% stock dividend, in May 2005.
Detailed Financial Results
The following table shows key financial results for the second quarter and year-to-date:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
		(In millions)
Casino revenue, net	$764.4	$551.7	$1,379.2	$1,110.4
Non-casino revenue, net	951.6	520.8	1,540.9	1,028.6
Net revenue	1,716.0	1,072.5	2,920.1	2,139.0
Operating income	377.9	260.6	671.1	515.3
Income from continuing operations	141.2	101.7	252.2	198.8
Discontinued operations, net	—	3.0	—	11.8
Net income	141.2	104.7	252.2	210.6

Property-level EBITDA[3]	$566.9	$384.0	$1,004.1	$754.5
EBITDA (after corporate expense)[3]	535.3	365.5	945.6	720.3
Adjusted Earnings[2]	137.4	106.5	265.5	208.9
Net revenue in the second quarter increased 60% from prior year, and 11% on a same-store basis. Results were strong across all operating departments. Both casino and hotel volumes continued their positive trends in the quarter.

Casino revenue increased 39% in the 2005 quarter, and 4% on a same-store basis. On a same-store basis, table games volume, including baccarat, was up 3% from the prior year’s quarter, and table games hold percentages were near the mid-point of the Company’s normal range for both the 2005 and 2004 periods, though almost 100 basis points lower on a same-store basis in the current year. Slot revenue in the quarter was up 7% from 2004 on a same-store basis, on top of a 10% increase in 2004 over 2003. Bellagio’s slot revenue increased over 30%, driven in large part by additional customers from the Spa Tower expansion. MGM Grand Las Vegas’ slot revenue increased 13%, largely from increased visitor traffic generated by KÀ and other new amenities. Other strong performances were turned in at Beau Rivage and TI.
Non-casino revenue was up 83% in the quarter, and 19% on a same-store basis. Hotel revenue increased 96% (23% on a same-store basis). The overall increase resulted from several factors, including significantly more rooms available with the addition of Mandalay and the Bellagio expansion, as well as the immediate implementation of strategies to increase occupancy at Mandalay resorts. The same-store increase was the result of the Bellagio expansion and continued strong year-over-year increases in room rates. Same-store REVPAR increased 16%, on top of an 11% increase in 2004 over 2003. The following table shows key hotel statistics on a same-store basis for the quarter:

	Three Months Ended
	June 30, 2005	June 30, 2004
Same-store basis
Occupancy %	93%	94%
Average Daily Rate (ADR)	$153	$131
Revenue per Available Room (REVPAR)	$142	$123
Food and beverage revenue increased 66% (15% on a same-store basis), as the addition of several new restaurants and lounges and overall strong customer volumes generated increased utilization at our restaurants, lounges and nightclubs. Entertainment revenues were up significantly, 38% on a same-store basis, over the prior year quarter as a result of the contribution from KÀ at MGM Grand Las Vegas.
EBITDA increased 46% for the quarter, reflecting the operating trends described above and the addition of Mandalay. The Company’s property-level EBITDA margin was 33% in 2005 (in total and on a same-store basis) versus 36% in the 2004 second quarter, which was the Company’s all-time record for any quarter. The current quarter’s margin was negatively impacted by the lower table games hold percentage described above, additional expense of $10 million in 2005 resulting from the re-evaluation of workers compensation reserves, and a lower than normal provision for bad debts in the prior year. Operating income increased 45% over prior year as a result of the trends described above.
Second quarter 2005 Adjusted Earnings increased by 29% compared to 2004 due primarily to the higher operating income, offset by higher interest expense as a result of the Mandalay merger. For the second quarter of 2005, Adjusted Earnings excluded the net positive impact to earnings of $3.1 million ($3.8 million, net of tax) of items as follows:

•	Net property transactions of $1.8 million ($1.2 million, net of tax), primarily consisting of demolition costs at MGM Grand Las Vegas in connection with room remodel activity and at The Mirage in connection with the showroom remodel;

•	Preopening and start-up expenses of $3.9 million ($3.4 million, net of tax), including $2.3 million related to MGM Grand Macau, $0.9 million related to Project CityCenter, and $0.3 million related to The Residences at MGM Grand;

•	Positive tax adjustments of $7.4 million, consisting of the $10.7 million benefit realized upon repatriating the proceeds from the sale of MGM Grand Australia, offset by $5.1 million ($3.3 million, net of Federal tax benefit) of Illinois state deferred income taxes resulting from the Mandalay merger;

•	Gain on early retirement of debt of $1.4 million ($0.9 million, net of tax) related to the post-merger early redemption of certain of Mandalay’s senior notes, classified as “Other, net”.
In the second quarter of 2004, items excluded in the determination of Adjusted Earnings included minor amounts of preopening and start-up expenses and property transactions, and $3.9 million of restructuring costs ($2.5 million, net of tax) related to the termination of a restaurant management agreement and a lease buyout.
Financial Position
The Company generated significant operating cash flow in the second quarter as a result of its positive operating results and the addition of Mandalay. In addition, the Company repatriated $127 million from Australia, which represented the remaining proceeds from the sale of MGM Grand Australia in 2004. The Company utilized available cash flow in part to repay $513 million of net debt after the closing of the Mandalay merger. Capital investments for the quarter consisted of $121 million in capital expenditures at operating resorts and $177 million of additional investment in MGM Grand Macau.
Second quarter capital investments included construction of the theatre for the Beatles/Cirque du Soleil production show at The Mirage, the new golf course at Beau Rivage, room remodel and casino expansion activity at MGM Grand Las Vegas and other routine capital expenditures.
“Our financial strategy continues to focus on utilizing cash flow from operations and our access to low-cost borrowings to fund high return, targeted projects,” said Jim Murren, MGM MIRAGE President, CFO and Treasurer. “We plan on addressing the capital needs at Mandalay prudently, starting with high return projects like ticket-in, ticket-out slot technology. And we will continue to focus on the strength of our balance sheet over the next several quarters.”
Outlook
The Company expects Las Vegas Strip REVPAR growth (on a pro forma basis, including Mandalay for both periods) of approximately 8% for the third quarter. “We continue to have good visibility of future room trends, and we are rapidly realizing the benefits of integrating the Mandalay resorts, both from an expense reduction and revenue enhancement perspective. We believe we are on target for at least $100 million of annualized merger-related benefits,” Mr. Murren said. “These factors will result in an increase in earnings over the 2004 quarter, in which we earned $0.28 per share on an adjusted basis. We believe the current analysts’ consensus expectation of $0.42 per share, as reported on First Call on July 27, 2005, is reasonable.”

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the third quarter of 2005 at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). A complete replay of the conference call will be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website, along with certain comparative historical information for the Mandalay resorts.
1 All share and per share amounts in this release and accompanying tables have been adjusted to reflect a 2-for-1 stock split effected in the form of a 100% stock dividend in May 2005.
2 Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.
3 EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.
* * *
MGM MIRAGE (NYSE:MGM), one of the world’s leading and most respected hotel and gaming company, owns and operates 24 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey, and the United Kingdom. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas and has a 50% interest in the MGM Grand Macau, a development project in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Revenues:
Casino	$764,378	$551,691	$1,379,191	$1,110,414
Rooms	455,761	232,304	729,815	467,265
Food and beverage	352,184	212,040	595,662	429,804
Entertainment	115,711	65,971	203,858	133,213
Retail	69,463	48,072	114,342	93,170
Other	106,973	66,015	167,808	117,101

	1,864,470	1,176,093	3,190,676	2,350,967
Less: Promotional allowances	(148,514)	(103,568)	(270,585)	(212,006)

	1,715,956	1,072,525	2,920,091	2,138,961

Expenses:
Casino	389,767	266,677	700,556	550,597
Rooms	125,405	62,774	194,884	124,985
Food and beverage	220,466	120,709	354,777	240,329
Entertainment	84,801	47,580	144,866	94,213
Retail	45,233	30,593	74,817	59,139
Other	64,517	38,335	103,982	71,224
General and administrative	249,713	151,403	408,077	297,701
Corporate expense	31,651	18,458	58,442	34,196
Preopening and start-up expenses	3,897	1,619	6,421	2,000
Restructuring costs (credit)	(4)	3,900	(70)	4,314
Property transactions, net	1,793	1,938	5,996	3,677
Depreciation and amortization	151,673	97,484	262,168	195,037

	1,368,912	841,470	2,314,916	1,677,412

Income from unconsolidated affiliates	30,885	29,542	65,930	53,714

Operating income	377,929	260,597	671,105	515,263

Non-operating income (expense):
Interest income	5,319	1,116	7,016	2,019
Interest expense, net	(167,348)	(92,622)	(268,816)	(182,432)
Non-operating items from unconsolidated affiliates	(4,404)	(6,690)	(7,191)	(12,895)
Other, net	(1,781)	(2,573)	(17,472)	(9,727)

	(168,214)	(100,769)	(286,463)	(203,035)

Income from continuing operations before income taxes	209,715	159,828	384,642	312,228
Provision for income taxes	(68,547)	(58,165)	(132,395)	(113,425)

Income from continuing operations	141,168	101,663	252,247	198,803

Discontinued operations
Income from discontinued operations, including gain on disposal of $8,186 (six months 2004)	—	4,809	—	18,678
Provision for income taxes	—	(1,755)	—	(6,916)

	—	3,054	—	11,762

Net income	$141,168	$104,717	$252,247	$210,565

Per share of common stock:
Basic:
Income from continuing operations	$0.49	$0.36	$0.89	$0.71
Discontinued operations	—	0.01	—	0.04

Net income per share	$0.49	$0.37	$0.89	$0.75

Weighted average shares outstanding	285,546	279,809	284,031	282,035

Diluted:
Income from continuing operations	$0.48	$0.35	$0.85	$0.68
Discontinued operations	—	0.01	—	0.04

Net income per share	$0.48	$0.36	$0.85	$0.72

Weighted average shares outstanding	296,725	289,497	295,685	291,611

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS
AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Income from continuing operations	$141,168	$101,663	$252,247	$198,803
Preopening and start-up expenses, net	3,375	1,052	5,016	1,300
Restructuring costs (credit), net	(3)	2,535	(46)	2,804
Property transactions, net	1,165	1,260	3,897	2,390
Tax adjustments	(7,405)	—	(7,405)	—
(Gain) loss on debt retirements, net	(885)	—	11,790	3,593

Adjusted earnings	$137,415	$106,510	$265,499	$208,890

Per diluted share of common stock:
Income from continuing operations	$0.48	$0.35	$0.85	$0.68
Preopening and start-up expenses, net	0.01	—	0.02	0.01
Restructuring costs (credit), net	—	0.01	—	0.01
Property transactions, net	—	0.01	0.01	0.01
Tax adjustments	(0.03)	—	(0.02)	—
(Gain) loss on debt retirements, net	—	—	0.04	0.01

Adjusted EPS	$0.46	$0.37	$0.90	$0.72

Weighted average diluted shares outstanding	296,725	289,497	295,685	291,611

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

EBITDA	$535,288	$365,538	$945,620	$720,291
Preopening and start-up expenses	(3,897)	(1,619)	(6,421)	(2,000)
Restructuring costs (credit)	4	(3,900)	70	(4,314)
Property transactions, net	(1,793)	(1,938)	(5,996)	(3,677)
Depreciation and amortization	(151,673)	(97,484)	(262,168)	(195,037)

Operating income	377,929	260,597	671,105	515,263

Non-operating income (expense):
Interest expense, net	(167,348)	(92,622)	(268,816)	(182,432)
Other	(866)	(8,147)	(17,647)	(20,603)

	(168,214)	(100,769)	(286,463)	(203,035)

Income from continuing operations before income taxes	209,715	159,828	384,642	312,228
Provision for income taxes	(68,547)	(58,165)	(132,395)	(113,425)

Income from continuing operations	$141,168	$101,663	$252,247	$198,803

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Las Vegas Strip	$1,363,856	$817,340	$2,314,084	$1,651,195
Other Nevada	129,141	60,926	189,872	116,604
MGM Grand Detroit	109,702	112,067	223,402	215,984
Mississippi	113,257	82,192	192,733	155,178

	$1,715,956	$1,072,525	$2,920,091	$2,138,961

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Las Vegas Strip	$443,864	$277,244	$777,361	$558,472
Other Nevada	21,678	10,727	30,676	20,467
MGM Grand Detroit	39,058	44,404	77,940	82,966
Mississippi	31,454	22,079	52,155	38,868
Unconsolidated affiliates	30,885	29,542	65,930	53,714

	$566,939	$383,996	$1,004,062	$754,487

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Las Vegas Strip
Occupancy %	96.7%	97.1%	96.7%	95.7%
Average daily rate (ADR)	$149	$146	$157	$150
Revenue per available room (REVPAR)	$144	$142	$152	$144

Other
Occupancy %	74.6%	80.1%	74.7%	76.7%
ADR	$58	$63	$61	$62
REVPAR	$43	$51	$45	$47

Company-wide
Occupancy %	91.8%	93.5%	91.9%	91.6%
ADR	$133	$131	$140	$135
REVPAR	$122	$123	$129	$123

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA
(In thousands)
(Unaudited)
Three Months Ended June 30, 2005

		Depreciation and	Preopening and	Restructuring costs	Property
	Operating income	amortization	start-up expenses	(credit)	transactions, net	EBITDA
Las Vegas Strip	$319,743	$121,890	$583	$(4)	$1,652	$443,864
Other Nevada	12,542	9,138	—	—	(2)	21,678
MGM Grand Detroit	32,359	6,397	—	—	302	39,058
Mississippi	24,104	7,315	62	—	(27)	31,454
Unconsolidated affiliates	28,547	—	2,338	—	—	30,885

	417,295	144,740	2,983	(4)	1,925	566,939
Corporate and other	(39,366)	6,933	914	—	(132)	(31,651)

	$377,929	$151,673	$3,897	$(4)	$1,793	$535,288

Three Months Ended June 30, 2004

		Depreciation and	Preopening and		Property
	Operating income	amortization	start-up expenses	Restructuring costs	transactions, net	EBITDA
Las Vegas Strip	$195,320	$74,143	$1,619	$3,900	$2,262	$277,244
Other Nevada	4,554	5,635	—	—	538	10,727
MGM Grand Detroit	37,074	7,373	—	—	(43)	44,404
Mississippi	16,669	5,242	—	—	168	22,079
Unconsolidated affiliates	29,542	—	—	—	—	29,542

	283,159	92,393	1,619	3,900	2,925	383,996
Corporate and other	(22,562)	5,091	—	—	(987)	(18,458)

	$260,597	$97,484	$1,619	$3,900	$1,938	$365,538

Six Months Ended June 30, 2005

		Depreciation and	Preopening and	Restructuring costs	Property
	Operating income	amortization	start-up expenses	(credit)	transactions, net	EBITDA
Las Vegas Strip	$560,978	$208,042	$2,919	$(4)	$5,426	$777,361
Other Nevada	15,655	15,084	—	—	(63)	30,676
MGM Grand Detroit	64,224	13,412	—	—	304	77,940
Mississippi	39,412	12,628	75	—	40	52,155
Unconsolidated affiliates	63,523	—	2,407	—	—	65,930

	743,792	249,166	5,401	(4)	5,707	1,004,062
Corporate and other	(72,687)	13,002	1,020	(66)	289	(58,442)

	$671,105	$262,168	$6,421	$(70)	$5,996	$945,620

Six Months Ended June 30, 2004

		Depreciation and	Preopening and		Property
	Operating income	amortization	start-up expenses	Restructuring costs	transactions, net	EBITDA
Las Vegas Strip	$401,863	$146,952	$1,871	$3,900	$3,886	$558,472
Other Nevada	10,163	9,851	—	—	453	20,467
MGM Grand Detroit	67,773	14,847	—	—	346	82,966
Mississippi	28,343	10,546	—	—	(21)	38,868
Unconsolidated affiliates	53,714	—	—	—	—	53,714

	561,856	182,196	1,871	3,900	4,664	754,487
Corporate and other	(46,593)	12,841	129	414	(987)	(34,196)

	$515,263	$195,037	$2,000	$4,314	$3,677	$720,291

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$306,495	$435,128
Accounts receivable, net	301,919	204,151
Inventories	114,451	70,333
Deferred income taxes	115,878	28,928
Prepaid expenses and other	203,455	81,662

Total current assets	1,042,198	820,202

Property and equipment, net	16,538,104	8,914,142

Other assets:
Investments in unconsolidated affiliates	886,301	842,640
Goodwill and other intangible assets, net	1,664,867	233,335
Deposits and other assets, net	375,145	304,710

Total other assets	2,926,313	1,380,685

	$20,506,615	$11,115,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$182,930	$198,050
Income taxes payable	168,470	4,991
Current portion of long-term debt	14	14
Accrued interest on long-term debt	199,985	116,997
Other accrued liabilities	961,867	607,925

Total current liabilities	1,513,266	927,977

Deferred income taxes	3,365,146	1,802,008
Long-term debt	12,268,883	5,458,848
Other long-term obligations	183,306	154,492
Stockholders’ equity:
Common stock ($.01 par value: authorized 600,000,000 shares, issued 353,938,925 and 347,147,868 shares and outstanding 287,273,210 and 280,739,868 shares)	3,539	3,472
Capital in excess of par value	2,504,680	2,346,329
Deferred compensation	(7,079)	(10,878)
Treasury stock, at cost (66,665,715 and 66,408,000 shares)	(1,120,528)	(1,110,551)
Retained earnings	1,796,716	1,544,499
Accumulated other comprehensive loss	(1,314)	(1,167)

Total stockholders’ equity	3,176,014	2,771,704

	$20,506,615	$11,115,029